Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)
INTERFACE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 par value per share	Rule 457(c) and Rule 457(h) under the Securities Act	3,200,000	$15.575	$49,840,000.00	0.00014760	$7,356.39
Total Offering Amounts							$7,356.39
Total Fees Offsets(3)							--
Net Fee Due							$7,356.39
(1)     This Registration Statement on Form S-8 (this “Registration Statement”) covers an additional 3,200,000 shares of common stock, $0.10 par value per share (the “Common Stock”), of Interface, Inc. (the “Registrant”) authorized for issuance under the Interface, Inc. 2020 Omnibus Stock Incentive Plan, as Amended and Restated Effective May 13, 2024 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan, by reason of any stock dividend, stock split or other similar transaction.
(2)     Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the Nasdaq Global Select Market on May 28, 2024, which date is within five business days prior to the filing of this Registration Statement.
(3)     There are no fee offsets.